NEWS RELEASE
September 1, 2016
FOR IMMEDIATE RELEASE
Contact: Michael J. Blodnick
(406) 751-4701
Randy Chesler
(406) 751-4722

GLACIER BANCORP, INC. COMPLETES ACQUISITION OF
TREAUSRE STATE BANK IN MISSOULA, MONTANA

KALISPELL, MONTANA - Glacier Bancorp, Inc. (NASDAQ: GBCI) today announced the completion of its acquisition of Treasure State Bank (OTC Pink: TRSU), a community bank based in Missoula, Montana, effective August 31, 2016. Treasure State Bank provides banking services to individuals and businesses in the greater Missoula market. Treasure State Bank has merged into Glacier Bank and will become part of “First Security Bank, a division of Glacier Bank” following integration. At June 30, 2016 Treasure State Bank had total assets of $73 million.
About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. is a regional bank holding company providing commercial banking services in 88 communities in Montana, Idaho, Utah, Washington, Wyoming and Colorado. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and is the parent company for Glacier Bank, Kalispell and Bank divisions First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; Western Security Bank, Billings; and First Bank of Montana, Lewistown, all operating in Montana; as well as Mountain West Bank, Coeur d'Alene operating in Idaho, Utah and Washington; Citizens Community Bank, Pocatello, operating in Idaho; 1st Bank, Evanston, operating in Wyoming and Utah; First Bank of Wyoming, Powell and First State Bank, Wheatland, each operating in Wyoming; North Cascades Bank, Chelan, operating in Washington; and Bank of the San Juans, Durango, operating in Colorado.

Visit Glacier’s website at http://www.glacierbancorp.com
Forward-Looking Statements
This news release includes forward-looking statements, which describe management's expectations regarding future events and developments such as the benefits of the business combination transaction involving the Company and Treasure State Bank, continued success of the Company's style of banking and the strength of the local economies in which it operates. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company's public filings, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the company's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (3) costs or difficulties related to the integration of acquisitions are greater than expected; or (4) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged.